EXHIBIT 10

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 17, 2003, by and between ASSOCIATED BANC-CORP, a Wisconsin corporation (the “Company”), and PAUL S. BEIDEMAN, an individual whose current primary residence is located at 368 Indian Town Road, Glenmoore, Pennsylvania 19343 (the “Executive”).

        WHEREAS, the Company and the Executive wish to enter into an employment relationship on the terms and conditions set forth in this Agreement.

        Accordingly, the Company and the Executive hereby agree as follows:

1.     Employment, Acceptance, Duties and Location.

     1.1   Employment. Pursuant to the terms of this Agreement, the Company hereby agrees to employ the Executive for the Term (as defined in Section 2) in the capacity of Chief Executive Officer. At the first meeting of the Company’s Board of Directors following the Company’s 2003 Annual Meeting of Shareholders (the “2003 Annual Meeting”), the Company’s Board of Directors shall appoint the Executive as a member of the Company’s Board of Directors to serve until the Company’s 2004 Annual Meeting of Shareholders. Thereafter, during the Term, the Company shall recommend to its shareholders that the shareholders elect the Executive to the Company’s Board of Directors, but any such election shall be at the discretion of the Company’s shareholders.

     1.2   Acceptance. The Executive hereby accepts such employment and agrees to render the services described herein. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests. Notwithstanding the foregoing, the Executive may (i) make and manage passive personal business investments of his choice (in the case of publicly-held corporations, such investments are not to exceed 5% of the outstanding voting stock), (ii) serve in any capacity with any civic, educational or charitable organization, or any trade association without seeking or obtaining approval of the Company’s Board of Directors and (iii) subject to the prior approval of the Company’s Board of Directors as required by the policies and procedures of the Company, serve on the boards of directors of other corporations, provided that the activities described in (i), (ii) and (iii) above do no materially interfere or conflict with the performance of his duties hereunder.

     1.3   Duties and Reporting Responsibilities. The Executive shall exercise such authority, perform such duties and discharge such responsibilities as are (i) reasonably associated with the position of Chief Executive Officer and (ii) commensurate with the authority vested in the Executive’s position by the Company’s charter and by-laws. In addition, the Executive shall perform such additional duties as may be determined by the Company’s Board of Directors from time to time, consistent with the authority, duties and responsibilities of Executive’s position. In the performance of such duties, the Executive agrees to adhere to the policies and procedures of the Company in existence from time to time. The Executive shall only report to the Company’s Board of Directors and/or any committee of the Company’s Board of Directors.

     1.4   Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in Green Bay, Wisconsin, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company. The Executive shall keep Executive’s primary residence within a reasonable daily commute of the Green Bay, Wisconsin area throughout the Term after relocating pursuant to the terms of Section 3.13.

2.     Term of Employment. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on May 1, 2003, or such earlier date as may be mutually agreed to by the Company and the Executive (the “Effective Date”) and, unless earlier terminated pursuant to the provisions of Section 4, shall end on the second anniversary of the Effective Date. Upon expiration of the Term, unless his employment has been previously terminated, Executive shall continue his employment with the Company on an “at will” basis.

3.     Compensation; Benefits.

      3.1   Salary and Signing Bonus.

           (i)     As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary (the “Base Salary”), payable in accordance with the Company’s payroll policies, plans and practices, at the annual rate of (i) Six Hundred Thousand Dollars ($600,000.00) for calendar year 2003, and (ii) Six Hundred Sixty Thousand Dollars ($660,000.00) for calendar year 2004. Thereafter, during the Term, the Base Salary shall be subject to review annually as determined by the Company’s Board of Directors, provided that such Base Salary may not be decreased during the Term except for changes generally applicable to the senior executives of the Company. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

          (ii)     To induce the Executive to accept employment with the Company, the Company shall pay to the Executive, within a reasonable period of time after the Company receives this Agreement executed by the Executive, a one time signing bonus in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Signing Bonus”). Unless otherwise agreed to by the parties, if the Executive does not commence employment with the Company by May 1, 2003, the Executive shall repay to the Company, on or before May 8, 2003, the full gross amount of the Signing Bonus.

     3.2   Annual Incentive Bonus. During the Term, the Executive shall be eligible to receive annual incentive cash bonuses pursuant to the “Associated Banc-Corp Incentive Compensation Plan” (as such may be modified from time to time as generally applicable to senior executive officers of the Company, the “Incentive Compensation Plan”) or an incentive compensation plan that is comparable thereto (the “Comparable Annual Bonus Plan”). The term “Annual Incentive Bonus” as used herein shall refer to annual incentive cash bonuses payable under the Incentive Compensation Plan and/or the Comparable Annual Bonus Plan. The Annual Incentive Bonus that Executive is eligible to receive for any given year shall be subject to the terms and conditions of the Incentive Compensation Plan and/or the Comparable Annual Bonus Plan and the separate written agreements entered into between the Company and the Executive in respect of any such Annual Incentive Bonus. With respect to the 2003 fiscal year of the Company, the Executive is hereby guaranteed payment of an Annual Incentive Bonus of at least $320,000.00. Provided the Executive achieves the performance goals that are established by the Company’s Board of Directors for the Executive for fiscal year 2004, the Executive shall be eligible to receive an Annual Incentive Bonus of at least $462,000.00 for such year.

     3.3   Long Term Incentive Bonus. As an incentive for the long term success of the Company, during the Term, the Executive shall be eligible to receive long term incentive cash bonuses (each, a “Long Term Incentive Bonus”) pursuant to the Incentive Compensation Plan. Each Long Term Incentive Bonus that Executive is eligible to receive shall be subject to the terms and conditions of the Incentive Compensation Plan and the separate written agreements entered into between the Company and the Executive in respect of any such Long Term Incentive Bonus. In the event the long term performance goals (established by the Company’s Board of Directors) applicable to the Executive for the 2001-2003 fiscal year period are achieved, the Executive shall be entitled to receive an award of $200,000.00, which amount shall be prorated to account for the passage of time from January 1, 2003 to the Effective Date (payable in 2004 in accordance with terms of the Incentive Compensation Plan). In the event the long term performance goals (established by the Company’s Board of Directors) applicable to the Executive for the 2003-2005 fiscal year period are achieved, the Executive shall be entitled to receive an award of $200,000.00 for each fiscal year comprising such fiscal year period (payable in 2006 in accordance with the terms of the Incentive Compensation Plan). Notwithstanding the foregoing, the Company’s obligation to provide the Long Term Incentive Bonuses set forth in this Section 3.3 is subject to the approval of the Incentive Compensation Plan by the Company’s shareholders at the Company’s 2003 Annual Meeting.

     3.4   Stock Options. On or within a reasonable period of time after the Effective Date, the Company shall grant the Executive an option to purchase Fifty Thousand (50,000) shares of Company common stock (the “First Option”). In addition, at such time during 2004 as is customary for the Company, the Company shall grant the Executive an option to purchase an additional Fifty Thousand (50,000) shares of Company common stock (the “Second Option” and together with the First Option, the “Initial Options”). The Initial Options shall be subject to the terms and conditions of the “Associated Banc-Corp 2003 Long-Term Incentive Plan” (as such may be modified from time to time as generally applicable to senior executives of the Company, the “Long-Term Incentive Plan”) and/or the “Associated Banc-Corp Amended and Restated Long-Term Incentive Stock Plan” (as such may be modified from time to time as generally applicable to senior executives of the Company, the “Stock Plan”) and the separate written option agreements entered into between the Company and the Executive in respect of the Initial Options, which separate written option agreements shall set forth the applicable exercise prices and vesting requirements. Thereafter, the Executive shall be eligible to participate in further option grants on a basis consistent with that applicable to other senior officers of the Company.

     3.5   Restricted Stock Award. On or within a reasonable period of time after the Effective Date, the Company shall make a restricted stock award to the Executive for an aggregate of 20,000 shares of the Company’s common stock (the “Restricted Stock”). The Restricted Stock shall be subject to the terms and conditions of the Long-Term Incentive Plan or, if the Long-Term Incentive Plan is not approved by the Company’s shareholders at the 2003 Annual Meeting, the Stock Plan and the separate written restricted stock agreement entered into between the Company and the Executive in respect of the Restricted Stock. The Restricted Stock shall vest as follows: (i) 10,000 shares on the third anniversary of the Effective Date, (ii) 5,000 shares on the fourth anniversary of the Effective Date, and (iii) 5,000 shares on the fifth anniversary of the Effective Date.

     3.6   Performance Share Award. On or within a reasonable period of time after the Effective Date, the Company shall make a restricted performance share award to the Executive for an aggregate of 30,000 shares of the Company’s common stock (the “Performance Shares”). The Performance Shares shall be subject to the terms and conditions of the Long-Term Incentive Plan and the separate written performance shares agreement entered into between the Company and the Executive in respect of the Performance Shares, which separate written performance shares agreement shall set forth the applicable performance measures. The separate written performance shares agreement shall provide that if the Executive remains employed by the Company as its Chief Executive Officer (or a position comparable thereto) through December 31, 2005, the Performance Shares (or the applicable portion thereof) will be payable to the Executive within a reasonable period of time after December 31, 2005 (not later than 120 days after December 31, 2005) in accordance with the following schedule and subject to the Executive’s satisfaction of the following requirements: (i) 10,000 shares provided the performance measures applicable to the Executive for calendar year 2003 are satisfied, (ii) 10,000 shares provided the performance measures applicable to the Executive for calendar year 2004 are satisfied, and (iii) 10,000 shares provided the performance measures applicable to the Executive for calendar year 2005 are satisfied. Notwithstanding the foregoing, the Company’s obligation to provide the restricted performance share award set forth in this Section 3.6 is subject to the approval of the Long-Term Incentive Plan by the Company’s shareholders at the 2003 Annual Meeting.

     3.7   Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

     3.8   Vacation. During the Term, the Executive shall be entitled to twenty-four (24) days of paid vacation on an annual basis, subject to the applicable executive vacation policy as in effect from time to time.

     3.9   Benefits. During the Term, the Company shall provide to the Executive such benefits as are provided to other comparable employees of the Company from time to time, including, but not limited to, any health, disability or life insurance benefits, pension benefits, profit sharing benefits, supplemental retirement benefits, 401(k) savings plan or other benefits under employee compensation or benefit policies, programs or plans, including, without limitation, incentive compensation, stock option, restricted stock and performance share plans, which the Company offers to other senior officers of the Company, or to employees generally, and with respect to which the Executive qualifies or in which the Executive is eligible to participate under rules generally applicable to senior officers of the Company (and subject to any preexisting conditions which may prevent such eligibility or qualification), all in accordance with the terms and conditions of the applicable plans, policies or programs. Nothing in this Agreement shall preclude the Company from terminating or amending any such employee benefit plan, policy or program from time to time and any such termination or amendment shall not constitute a termination or breach of this Agreement for any reason whatsoever, provided such amendment or termination is generally applicable to all similarly situated Company officers.

     3.10   Automobile. During the Term, the Company shall pay the Executive a Class A automobile allowance in accordance with the terms and conditions of the Company’s car allowance program as in effect from time to time. The Executive shall pay and be solely responsible for all of the expenses of operating the automobile, including gas, oil, liability and casualty insurance coverage, repairs and maintenance.

     3.11   Country Club Membership. During the Term, the Company shall reimburse the Executive for the initial entrance or initiation fee (provided that the Executive shall not be reimbursed for any amounts that may be returned to him upon exit from the country club, including, without limitation, any equity portion of such initial entrance or initiation fee), if any, and for the annual membership dues of one (1) country club of the Executive’s choice; provided, however, such annual membership dues reimbursement shall not exceed $10,000.00 and any reimbursable amounts under this Section 3.11 shall be substantiated and documented by the Executive in accordance with the relevant policies and procedures of the Company.

     3.12   Change of Control. The Executive shall be covered under the Company’s “Change in Control Plan” as in effect from time to time for executives at the Executive’s level (as such may be modified from time to time, the “Change in Control Plan”). Notwithstanding the terms and conditions of the Change in Control Plan with respect to the amounts and/or benefits payable to the Executive, in the event the Executive is entitled to receive amounts and/or benefits under the Change in Control Plan, the Company shall pay to the Executive an amount equal to the sum of the Executive’s then current annual Base Salary and the Executive’s then current target Annual Incentive Bonus, multiplied by three (3), which amount shall be paid according to the terms of the Change in Control Plan, including without limitation the Gross-Up provisions of Section 3.06 thereof. In any case in which a payment or benefit under the Change in Control Plan has been modified by this Agreement, such amount or benefit shall be as provided under this Agreement and shall not be added to amounts or benefits otherwise payable under the Change in Control Plan. Any amounts and/or benefits payable or provided to the Executive under the Change in Control Plan, as modified hereby, shall be in lieu of and not in addition to amounts and/or benefits otherwise payable or provided under this Agreement. In addition to any other benefits provided under the Change in Control Plan, as modified hereby, upon a Change of Control (as defined in the Change in Control Plan), any unvested Restricted Stock granted under Section 3.5 hereof and any Performance Shares granted under Section 3.6 hereof shall immediately vest, and any stock options granted under Section 3.4 hereof shall immediately vest and become exercisable until the Executive’s date of termination.

     3.13   Relocation. The Company shall provide the Executive the following relocation assistance (provided such assistance is used by the Executive within a reasonable period of time either prior to or after the Effective Date), it being agreed by the parties that such relocation assistance shall not include any personal tax liability of the Executive:

          (i)     Reimbursement for the closing costs and related fees and all transfer taxes customarily paid by sellers of residential real estate in the Chester County, Pennsylvania area in connection with the sale of the Executive’s residence located at 1 White Horse Meadows, Malvern, Pennsylvania 19355; provided, however, such reimbursement shall in no event exceed $100,000.00 in the aggregate (such costs, fees and transfer taxes must be substantiated and documented by the Executive in accordance with the Company’s policies);

          (ii)     In the event the Executive sells his residence located at 1 White Horse Meadows, Malvern, Pennsylvania 19355 for an amount less than $1,230,000.00 (the “Deficient Sale Price”), the Company agrees to pay the Executive the difference between $1,230,000.00 and the Deficient Sale Price; provided, however, such payment shall in no event exceed $100,000.00 (such amount shall be substantiated and documented by the Executive in accordance with the Company’s policies);

          (iii)     Reimbursement for costs related to the relocation of the Executive’s household goods (such costs must be substantiated and documented by the Executive in accordance with the Company’s policies); and

          (iv)     Reimbursement for (a) temporary housing in the Green Bay, Wisconsin area and (b) any other matters related to the relocation of the Executive, including personal travel expenses and realtor fees and/or closing costs incurred by the Executive in connection with the purchase of a home by the Executive in the Green Bay, Wisconsin area ((a) and (b) immediately preceding are collectively, the “Reimbursable Additional Relocation Costs”); provided, however, such Reimbursable Additional Relocation Costs shall in no event exceed $25,000.00 in the aggregate (such fees and costs must be substantiated and documented by the Executive in accordance with the Company’s policies).

4.     Termination.

      4.1   Termination Events.

          (i)     Executive’s employment, the Term and this Agreement shall terminate immediately upon the death of the Executive.

          (ii)     Executive’s employment, the Term and this Agreement shall terminate immediately upon the physical or mental disability of the Executive, as determined by the Company’s Board of Directors in good faith based upon such medical evidence as it deems necessary, whether totally or partially, such that with or without reasonable accommodation the Executive is unable to perform the Executive’s material duties, for a period of not less than one hundred and eighty (180) consecutive days.

          (iii)     Unless otherwise determined by the disinterested members of the Company’s Board of Directors, the Executive’s employment, the Term and this Agreement shall terminate immediately upon notice of termination for “Cause.” As used herein, “Cause” means (a) Executive’s conviction of, or plea of nolo contendere to, a felony; (b) the willful and continued failure by the Executive to substantially perform his duties with the Company after a written demand for substantial performance is delivered to the Executive by the Company’s Board of Directors in which the Company’s Board of Directors determines that the Executive has not substantially performed his duties; (c) the willful engaging by the Executive in misconduct which is materially damaging to the Company, monetarily or otherwise; (d) actual or attempted theft or embezzlement of the Company’s assets; (e) use of illegal drugs; (f) material breach of this Agreement that the Executive has not cured within ten (10) days after the Company has provided the Executive notice of the material breach; or (g) Executive being the subject of a removal order or other order of any regulatory authority having jurisdiction over the Company (including any affiliate of the Company).

          (iv)     The Executive may immediately resign the Executive’s position for “Good Reason” and, in such event, the Term shall terminate. As used herein, “Good Reason” means without the Executive’s consent (a) a material diminution in Executive’s duties, responsibilities or authority that the Company has not cured within thirty (30) days after the Executive has provided the Company notice of the alleged diminution; (b) reduction of Base Salary and benefits except for changes generally applicable to the senior executives of the Company; (c) exclusion from executive benefit/compensation plans; or (d) material breach of this Agreement that the Company has not cured within thirty (30) days after the Executive has provided the Company notice of the material breach.

          (v)     The Company may terminate the Executive’s employment thirty (30) days following notice of termination without Cause given by the Company and, in such event, the Term shall terminate. During such thirty (30) day notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s offices and/or other facilities.

          (vi)     The Executive may voluntarily resign the Executive’s position effective thirty (30) days following notice to the Company of the Executive’s intent to voluntarily resign without Good Reason and, in such event, the Term shall terminate. During such thirty (30) day notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s offices and/or other facilities.

          (vii)     The date upon which Executive’s employment and the Term terminate pursuant to this Section 4.1 shall be the Executive’s “Termination Date” for all purposes of this Agreement.

      4.2   Payments Upon a Termination Event.

          (i)     Following any termination of the Executive’s employment, the Company shall pay or provide to the Executive, or the Executive’s estate or beneficiary, as the case may be, (a) Base Salary earned through the Termination Date; (b) the balance of any awarded but as yet unpaid, Annual Incentive Bonus, Long Term Incentive Bonus or other incentive awards for any calendar year prior to the calendar year during which the Executive’s Termination Date occurs; (c) a payment representing the Executive’s accrued but unused vacation; (d) any vested, but not forfeited, benefits on the Termination Date under the Company’s employee benefit plans in accordance with the terms of such plans; (e) vested stock options in accordance with the terms of the applicable plan or plans; and (f) benefit continuation and conversion rights to which the Executive is entitled under the Company’s employee benefit plans.

          (ii)     Following a termination by the Company without Cause or by the Executive for Good Reason during the Term, the Company shall pay or provide to the Executive, in addition to the payments in Section 4.2(i) above, (a) Base Salary at the rate in effect on the Termination Date, payable monthly following the Termination Date and continuing for twenty-four (24) months thereafter; (b) his prorated Annual Incentive Bonus for the year in which such termination occurs and his entire target Annual Incentive Bonus for the immediately succeeding year (which shall be an amount equal to the product of the Executive’s Annual Incentive Bonus for the year in which such termination occurs multiplied by 105%), which amounts shall be paid in accordance with the terms and conditions of the Incentive Compensation Plan; (c) 10,000 shares of the Restricted Stock awarded to the Executive under Section 3.5 hereof; (d) notwithstanding the requirement that the Executive remain employed by the Company as its Chief Executive Officer (or a position comparable thereto) through December 31, 2005, any Performance Shares awarded under Section 3.6 hereof that are otherwise payable as of the Termination Date as a result of the satisfaction of the applicable performance measures; and (e) two (2) years of continued health and welfare benefit plan coverage following the Termination Date (excluding any additional vacation accrual or sick leave) at active employee levels and active employee cost. Notwithstanding any other provision of this Agreement, as consideration for the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2(ii), the Executive agrees that he shall execute and provide to the Company an enforceable waiver and release agreement in the form attached to this Agreement as Exhibit A.

     4.3   Termination of Executive After the Expiration of the Term. Unless otherwise agreed to by the parties, if the Executive’s employment is terminated by the Company after the expiration of the Term and without Cause, the Company shall pay or provide to the Executive (i) Base Salary at the rate then in effect, payable monthly following such termination and continuing for twelve (12) months thereafter; (ii) 10,000 shares of the Restricted Stock awarded to the Executive under Section 3.5 hereof, unless a greater number of shares of the Restricted Stock have already vested under the separate written restricted stock agreement entered into between the Company and the Executive in respect of the Restricted Stock, in which case such separate written restricted stock agreement shall control; and (iii) notwithstanding the requirement that the Executive remain employed by the Company as its Chief Executive Officer (or a position comparable thereto) through December 31, 2005, any Performance Shares awarded under Section 3.6 hereof that are otherwise payable as of the date of such termination as a result of the satisfaction of the applicable performance measures. The Executive shall not be entitled to receive any other payments whatsoever in connection with any termination of his employment after the Term, unless otherwise required by law or provided in the various benefit plans of the Company. Notwithstanding any other provision of this Agreement, as consideration for the pay and stock that the Company shall provide the Executive pursuant to this Section 4.3, the Executive agrees that he shall execute and provide to the Company an enforceable waiver and release agreement in the form attached to this Agreement as Exhibit A.

5.     Protection of Confidential Information.

     5.1   Definition of Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean, but shall not be limited to, any technical or non-technical data, list of accounts, formulae, compilations, programs, devices, methods, techniques, procedures, manuals, financial data, business plans, lists of actual or potential customers and their respective information or data, lists of executives, and any information regarding the Company’s services, products, marketing or database, or that of any affiliate of the Company, which is not generally known to the public and which was developed during the period that Executive is employed by the Company. The Company and Executive acknowledge and agree that such Confidential Information is extremely valuable to the Company and shall be deemed to be a “trade secret” under applicable law, regardless of whether it would otherwise be so treated under applicable law. For the purposes of this Section 5.1, such information is “not generally known to the public” if it is not generally known to third parties who can obtain economic value from its disclosure and use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by Executive or by other misappropriation of the Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but Executive shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

     5.2   Non-Disclosure of Confidential Information. Except as required in the faithful performance of Executive’s duties hereunder, and except as otherwise required by law, Executive will not during his employment with the Company, or for a period of one (1) year (or the Noncompetition Period (as defined below), if greater) following the Executive’s termination of employment with the Company for any reason, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for Executive’s personal benefit or for the benefit of any competitor of the Company, any Confidential Information.

     5.3   Delivery Upon Termination. Upon termination of Executive’s employment with the Company for any reason, Executive shall promptly deliver to the Company all correspondence, files, electronic/digital records, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, and any other documents or data concerning the Company’s services, products, customers, database, business plan, marketing strategies, or processes and/or which contains Confidential Information, together with all other property of the Company or any affiliate of the Company in Executive’s possession, custody or control.

6.     Noncompetition. Executive agrees to refrain from engaging in any Competitive Activity (as defined below) in the States of Wisconsin, Illinois and Minnesota and any other state in which the Company develops plans to expand their or their affiliates’ operations (the “Territory”) during the Executive’s employment with the Company. Executive further agrees to refrain from engaging in any Competitive Activity in the Territory following Executive’s termination of employment with the Company for any reason for a period equal to the greater of (i) one (1) year from the Termination Date or (ii) such period during which the Executive is receiving monetary severance benefits under Section 4.2 hereof (the “Noncompetition Period”). The term “Competitive Activity” as used herein, shall mean any activity engaged in by the Executive (without the written consent of the Company’s Board of Directors) in which the Executive owns an interest in, participates in the management of, or acts as an advisor to, a consultant for or an employee of, any business operation of any enterprise if such operation (a “Competitive Operation”) engages in substantial and direct competition with any business operation being actively conducted or developed by the Company or the Company’s affiliates (a) during Executive’s employment with the Company or (b) on the Termination Date. “Competitive Activity” shall not include (A) the mere ownership of publicly traded securities in any enterprise not to exceed 5% of the outstanding shares of ownership interests in such enterprise; or (B) the participation in the management of, or acting as a consultant for or employee of, any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise, provided that the Executive does not furnish advice with respect to services, processes, customers, accounts or methods of operation to any Competitive Operation of such enterprise or otherwise assist any Competitive Operation of such enterprise. The Executive acknowledges, agrees and stipulates that: (aa) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 6 are ancillary or a part of; (bb) the consideration provided by the Company under this Agreement is not illusory; and (cc) the consideration given by the Company under this Agreement gives rise to the Company’s interest in restraining and prohibiting the Executive from engaging in the employment and personal service activities provided under this Section 6.

7.     Nonsolicitation. During the Executive’s employment with the Company and for a period of one (1) year (or the Noncompetition Period, if greater) following the Executive’s termination of employment with the Company for any reason, the Executive agrees to refrain from: (i) soliciting any of the Company’s or its affiliates’ customers except on behalf of the Company or an affiliate of the Company, or direct any current or prospective customer to anyone other than the Company or an affiliate of the Company for products or services which the Company or an affiliate of the Company provides; (ii) directly or indirectly influencing or soliciting any of the Company’s or its affiliates’ employees to terminate their employment with the Company or an affiliate of the Company or accept employment with any of the Company’s or its affiliates’ competitors; and (iii) interfering with any of the Company’s or its affiliates’ business relationships, including without limitation, those with customers, suppliers, consultants, attorneys and other agents, whether or not evidenced by written or oral agreements.

8.     Remedies.

     8.1   Injunctive Relief. In the event that Executive breaches any of the terms of Section 5, Section 6 or Section 7 of this Agreement, Executive stipulates that said breach will result in immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies at law for such breach would be inadequate. In addition to such remedies, the Company shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of Section 5, Section 6 or Section 7 of this Agreement, and for such further relief as the court may deem just and proper. In addition, Executive shall lose all rights to receive any future payments under Section 4.2 or Section 4.3 of this Agreement and the Change in Control Plan and shall promptly return to the Company all payments previously received under Section 4.2 or Section 4.3 of this Agreement and the Change in Control Plan.

     8.2   Continuing Obligation. Notwithstanding anything in this Agreement to the contrary, the obligations, duties and liabilities of Executive pursuant to Section 5, Section 6 and Section 7 of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided herein.

     8.3   Modification or Partial Enforcement. Executive and the Company agree that if any of the covenants set forth in Section 5, Section 6 or Section 7 of this Agreement shall be deemed unenforceable or unreasonable as to scope, activity, territory or duration, then any court of competent jurisdiction may enforce such covenant partially in order to effect such lesser restriction as said court shall deem reasonable.

9.     Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one (1) day after sent by overnight courier or three (3) days after mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

    If to the Company, to:

          Associated Banc-Corp
          1200 Hansen Road
          Green Bay, Wisconsin 54304
          Attention: General Counsel

    If to the Executive, to the Executive’s primary residence as reflected in the records of the Company.

10.     General.

     10.1   Indemnification. During the Term and thereafter, the Company shall (i) indemnify the Executive as set forth in Article XI of the Company’s Bylaws, as such may be amended from time to time, and (ii) maintain at least $10,000,000.00 of officers’ and directors’ liability insurance for the benefit of the Company’s officers and directors, including the Executive.

     10.2   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin applicable to agreements made between residents thereof and to be performed entirely in Wisconsin.

     10.3   Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     10.4   Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     10.5   Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate of the Company or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted, provided that no assignment shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

     10.6   Counsel Fees. The Company shall reimburse the Executive for the actual and reasonable legal expenses incurred by him in connection with the preparation and negotiation of this Agreement; provided, however, such reimbursement for legal expenses shall in no event exceed $5,000.00 (such reimbursement shall be substantiated and documented by the Executive in accordance with the Company’s policies).

     10.7   Survival. In addition to the rights and obligations of the parties set forth in Section 5, Section 6 and Section 7 of this Agreement, the rights and obligations of the parties set forth in Section 4.2(i) and Section 4.3 of this Agreement shall survive any termination of this Agreement or the Term as provided herein.

     10.8   Amendment or Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     10.9   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.

     10.10   Legal Representation and Agreement Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

11.     Free to Contract. The Executive represents and warrants to the Company that as of both the date of this Agreement and the Effective Date Executive is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent Executive from entering into this Agreement, would prevent Executive or restrict Executive in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of Executive’s duties hereunder, provided that the Company shall not require the Executive to use or disclose any trade secrets of any third person. The Executive also represents and warrants that no fee, charge or expense of any sort is due from the Company to any third person engaged by the Executive in connection with Executive’s employment by the Company hereunder, except as disclosed in this Agreement.

12.     Definition of Affiliate. As used herein, the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity in question.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASSOCIATED BANC-CORP
By: Name: Title:

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

In consideration for the separation benefits to be provided to me under the terms of the Employment Agreement by and between Associated Banc-Corp, a Wisconsin corporation (the “Company”) and me, Paul S. Beideman, dated ________________, (the “Agreement”), I hereby acknowledge, understand and agree under this Waiver and Release Agreement (the “Release”) to the following:

1.

In consideration of the foregoing, including, without limitation, payment to me of the determined amounts under the Agreement, I unconditionally release the Company and all of its partners, affiliates, parents, predecessors, successors, assigns, officers, directors, trustees, employees, agents, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (collectively, the “Released Parties”) from any claims, actions, causes of action, demands, obligations or damages of any kind arising from my employment and the separation of that employment or otherwise, whether known or unknown to me, I ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which I sign this Release (the “Claims”).

2.

The Claims I am waiving include, but are not limited to, my selection for termination, claims of wrongful discharge, Claims for the payment of any salary, wages, bonuses or commissions, Claims under common law or any federal or state statute, including, without limitation, Claims under any Wisconsin statute covering alleged discriminatory employment practices; Claims under Title VII of the Civil Rights Act of 1964, as amended; Claims under the Americans with Disabilities Act; Claims under the Age Discrimination in Employment Act (“ADEA”); all claims under the Fair Labor Standards Act; Claims under the National Labor Relations Act; all claims under the Family and Medical Leave Act; Claims under the Employee Retirement Income Security Act of 1974, as amended; Claims relating to the Company’s intellectual property, confidential and proprietary information and trade secrets, Claims of misrepresentation or detrimental reliance, Claims for severance pay (other than for separation benefits payable under the Agreement), Claims based on breach of contract, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence or any other claim for any type of relief, whether federal, state or local, whether statutory, regulatory or common law or otherwise. This Release does not apply to any Claims I cannot waive as a matter of law.

3.

I intend this Release to be binding on my successors and I specifically (i) waive any applicable law (and confirm that I have no claim under any law providing rights to employees) and (ii) agree not to file or continue any Claim in respect of matters covered by this Release. I further agree never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to my employment with or my termination of employment from the Company and/or any other occurrences to the date of this Release, other than a claim challenging the validity of this Release under the ADEA.

4.

I am further waiving my right to receive money or other relief in any action instituted by me or on my behalf by any person, entity or governmental agency. Nothing in this Release shall limit the rights of any governmental agency or your right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. I further agree to waive my rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

5.

In further consideration of the promises made by the Company in this Release, I specifically waive and release the Company from all claims I may have as of the date I sign this Release, whether known or unknown, arising under the ADEA. I further agree that:

(A)	My waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(B)	I understand the terms of this Release;

(C)

The consideration offered by the Company under the Agreement in exchange for the signing of this Release represents consideration over and above that to which I would otherwise be entitled, and that the consideration would not have been provided had I not agreed to sign this Release and do not sign this Release;

(D)	The Company is hereby advising me in writing to consult with an attorney prior to executing this Release;

(E)	The Company is giving me a period of twenty-one (21) days within which to consider this Release;

(F)

Following my execution of this Release, I have seven (7) days in which to revoke this Release by written notice. An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective; and

(G)	This entire Release shall be void and of no force and effect if I choose to so revoke, and if I choose not to so revoke this Release shall then become effective and enforceable.

This Section 5 does not waive rights or claims that may arise under the ADEA after the date I sign this Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 3 does not apply to claims under the ADEA that challenge the validity of this Release.

6.     To revoke this Release, I must send a written statement of revocation to:

          Associated Banc-Corp
          1200 Hansen Road
           Green Bay, Wisconsin 54304
          Attn: General Counsel

The revocation must be received no later than 5:00 p.m. on the seventh day following my execution of this Release. If I do not revoke, the eighth day following my acceptance will be the “effective date” of this Release.

7.

I agree to cooperate fully with the Company, other Company affiliates, and their legal counsel in connection with any disputes arising out of matters with which I was directly or indirectly involved while serving as an employee of the Company. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, the Company and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Company’s legal counsel (outside and in-house counsel), and making myself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Company.

8.

I acknowledge that I remain bound by, and reaffirm my intention to comply with, continuing obligations under any agreements between myself and the Company, as presently in effect, including, but not limited to, my confidentiality obligations.

BY SIGNING THIS RELEASE, I ACKNOWLEDGE THAT: I HAVE READ THIS RELEASE AND UNDERSTAND ITS TERMS; I HAVE HAD THE OPPORTUNITY TO REVIEW THIS RELEASE WITH LEGAL OR OTHER PERSONAL ADVISORS OF MY OWN CHOICE; I UNDERSTAND THAT BY SIGNING THIS RELEASE I AM RELEASING THE RELEASED PARTIES OF ALL CLAIMS AGAINST THEM; I HAVE BEEN GIVEN TWENTY-ONE DAYS TO CONSIDER THE TERMS AND EFFECT OF THIS RELEASE AND I VOLUNTARILY AGREE TO ITS TERMS.

SIGNED this ___________________ day of ___________________ 20___.

_________________________
Paul S. Beideman